UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRAFFIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TRAFFIX, INC.
One Blue Hill Plaza
Pearl River, NY 10965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on September 14, 2005

The Annual Meeting of Stockholders of Traffix, Inc. (the “Company”) will be held at the Company’s Executive Offices, One Blue Hill Plaza, Pearl River, New York, on September 14, 2005 at 9:30 a.m. local time, to consider and act upon the following matters:

1.                To elect seven directors to serve for the ensuing year.

2.                To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year.

3.                To ratify and approve the Company’s Sixth Amended and Restated 1996 Employee Incentive Plan, f/k/a Employee Stock Option Plan (the “Sixth Amended Plan”), amending the Company’s Fifth Amended and Restated 1996 Stock Option Plan to allow for the issuance of restricted shares of the Company’s common stock thereunder.

4.                To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on August 12, 2005 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors
Andrew Stollman
Secretary

Pearl River, New York
August 12, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

TRAFFIX, INC.
One Blue Hill Plaza
Pearl River, NY 10965

Proxy Statement for the 2005 Annual Meeting of Stockholders

To be Held on September 14, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Traffix, Inc. (the “Company”) for use at its Annual Meeting of Stockholders, to be held on September 14, 2005 at the Company’s Executive Offices, One Blue Hill Plaza, Pearl River, New York, at 9:30 a.m. local time, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

All proxies will be voted in accordance with a stockholder’s instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. A stockholder may revoke any proxy at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting.

We intend to mail this Proxy Statement to stockholders on or about August 12, 2005, to be accompanied by our Annual Report to Stockholders for the fiscal year ended November 30, 2004.

Voting Securities and Votes Required

At the close of business on August 12, 2005, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 14,140,654 shares of our Common Stock. Stockholders are entitled to one vote per share.

The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year and the ratification and approval of our Sixth Amended and Restated 1996 Employee Incentive Plan. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 12, 2005, based upon information obtained from the persons named below, regarding beneficial ownership of our Common Stock by (i) each current director and nominee for director of our Company, (ii) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, (iii) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock and (iv) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
Jeffrey L. Schwartz	2,318,615	(3)	15.90%
Andrew Stollman	1,070,382	(4)	7.35
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	933,600	(5)	6.60
Al Frank Asset Management, Inc. 32392 Coast Highway, Suite 260 Laguna Beach, CA 92651	679,376	(6)	4.80
Edwin A. Levy 570 Lexington Avenue New York, NY 10022	262,600	(7)	1.83
Murray L. Skala 750 Lexington Avenue New York, NY 10022	205,250	(8)	1.43
Lawrence Burstein 245 Fifth Avenue New York, NY 10016	112,500	(9)	*
Richard Wentworth	103,333	(10)	*
Mark Gutterman 115 Broadway 2nd Floor New York, NY 10006	68,750	(11)	*
Robert Machinist 555 Theodore Fremd Avenue, Suite B302 Rye, NY 10580	50,000	(12)	*
Daniel Harvey	13,832	(13)	*
Joshua B. Gillon, Esq.	0	(14)	*
All executive officers and directors as a group (9 persons)	4,205,262	(15)	26.63%

*                    Less than 1% of our outstanding shares

(1)          Unless otherwise provided, such person’s address is c/o Traffix, Inc., One Blue Hill Plaza, Pearl River, New York 10965.

(2)          The number of shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after August 12, 2005. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)          Includes 438,750 shares of Common Stock issuable upon the exercise of options held by Mr. Schwartz.

(4)          Includes 423,750 shares of Common Stock issuable upon the exercise of options held by Mr. Stollman.

(5)          All the information presented with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 9, 2005.

(6)          Possesses sole voting power with respect to 302,845.62 of such shares and sole dispositive power with respect to all 679,376 of such shares. All the information presented with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 11, 2005.

(7)          Represents 25,100 shares of Common Stock held by a fund of which Mr. Levy is the General Partner and 237,500 shares of Common Stock issuable upon the exercise of options held by Mr. Levy.

(8)          Includes 201,250 shares of Common Stock issuable upon the exercise of options held by Mr. Skala.

(9)          Represents shares of Common Stock issuable upon the exercise of options held by Mr. Burstein.

(10)   Represents shares of Common Stock issuable upon the exercise of options held by Mr. Wentworth.

(11)   Represents shares of Common Stock issuable upon the exercise of options held by Mr. Gutterman.

(12)   Represents shares of Common Stock issuable upon the exercise of options held by Mr. Machinist.

(13)   Represents shares of Common Stock issuable upon the exercise of options held by Mr. Harvey.

(14)   Mr. Gillon resigned as an executive officer in March 2005.

(15)   Includes 1,649,665 shares of Common Stock issuable upon the exercise of options held by our executive officers and directors. See footnotes (3) and (4) and (7) through (13), above.

ELECTION OF DIRECTORS
(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name and age, position with us, the committees of the Board upon which he sits, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position	Board Committee Membership
Jeffrey L. Schwartz	56	Chairman of the Board and Chief Executive Officer	—
Andrew Stollman	40	President, Secretary and Director	—
Murray L. Skala	58	Director	—
Edwin A. Levy	68	Director	Nominating and Corporate Governance (Chairman)
Lawrence Burstein	62	Director	Audit, Compensation (Chairman) and Nominating and Corporate Governance
Mark Gutterman	50	Director	Audit (Chairman) and Compensation
Robert B. Machinist	52	Director	Audit and Nominating and Corporate Governance

Directors

Jeffrey L. Schwartz has been our Chairman and Chief Executive Officer since January 1995, Secretary/Treasurer from September 1993 to December 1994 and a director since our inception in 1993. From January 1979 until May 1998, Mr. Schwartz was also Co-President and a director of Jami Marketing Services, Inc., a list brokerage and list management consulting firm, Jami Data Services, Inc., a database management consulting firm, and Jami Direct, Inc., a direct mail graphic and creative design firm (collectively, the “Jami Companies”). The Jami Companies were sold by the principals thereof in May 1998.

Andrew Stollman has been our President since November 21, 2002, Chief Operating Officer from January 1, 2001 to November 21, 2002, and Secretary and a director of our Company since January 1995. From February 2000 until January 2001, Mr. Stollman was also our Executive Vice President and from January 1995 until February 2000, he was Senior Vice President. Mr. Stollman was our President from September 1993 to December 1994.

Murray L. Skala has been a director since October 1995. Mr. Skala has been a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP, our company counsel, since 1976. Mr. Skala is also a director of JAKKS Pacific, Inc., a publicly-held company in the business of developing, marketing and distributing children’s toys.

Edwin A. Levy has been a director since November 1995. Mr. Levy has been the Chairman of the Board of Levy, Harkins & Co., Inc., an investment advisor, since 1979, and is also a director of Coastcast Corp., a publicly-held company in the business of manufacturing golf club heads; Forward Industries, Inc., a publicly-held company in the business of designing, manufacturing and distributing custom carrying case solutions; and World Point Terminals, Inc., a publicly-held company in the business of providing bulk liquid storage services.

Lawrence Burstein has been a director since April 1999. Since March 1996, Mr. Burstein has been Chairman of the Board and a principal shareholder of Unity Venture Capital Associates, Ltd., a private venture capital firm. For approximately ten years prior thereto, Mr. Burstein was the President, a director and principal stockholder of Trinity Capital Corporation, a private investment banking concern. Trinity ceased operations upon the formation of Unity Venture in 1996. Mr. Burstein is a director of several companies, being, respectively, THQ, Inc., engaged in the development and marketing of games for Sony, Microsoft and Nintendo; CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other disposable products, principally for the neonatal market; Medical Nutrition USA Inc., engaged in the manufacturing and distribution of nutritional supplements; and I.D. Systems Inc., engaged in the design, development and production of a wireless monitoring and tracking system which uses radio frequency technology.

Mark Gutterman was appointed a director in November 2003. He had previously served as a director from December 1995 to April 1999. Mr. Gutterman has been the Chief Financial Officer of Starpoint Solutions LLC, a company providing IT staffing and solutions, since 1999, prior to which he was a partner in the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Gutterman is a Certified Public Accountant.

Robert B. Machinist was appointed a director on August 9, 2004. Mr. Machinist is currently a managing partner of M Capital, LLC, a private equity investment firm in Rye, New York. He also runs a private family investment company. From November 1998 until December 2001, Mr. Machinist served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. From 1986 through November 1998, Mr. Machinist was president and one of the principal founders of Patricof & Co. Capital Corp. (and its successor companies), a multinational investment banking business. Mr. Machinist is also a director of Dobi Medical International, Inc., a publicly-held development stage company in the business of advanced medical technology imaging.

A majority of our directors are “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors are Messrs. Levy, Burstein, Gutterman and Machinist. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

Committees of the Board of Directors

We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee.   The functions of the Audit Committee are to recommend to the Board of Directors the engagement of the independent accountants, review the audit plan and results of the audit engagement, review the independence of the auditors and review the adequacy of our system of internal accounting controls. The current members of the Audit Committee are Messrs. Gutterman, Burstein and Machinist, and the Board has determined that they are each “independent” (as that term is defined under the applicable rules of the Nasdaq Stock Market), and are each able to read and understand fundamental financial statements. Mr. Gutterman is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation SK of the Securities Act of 1933, as amended (the “Act”), and NASD Rule 4350(d)(2). He is further “independent,” as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under the applicable rules of the Nasdaq Stock Market. Our Board adopted a written charter for the Audit Committee (a copy of which was annexed as Appendix A to the Proxy Statement used in connection with our September 21, 2004 Annual Meeting of Stockholders) and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis.

Compensation Committee.   The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our Employee Stock Option Plans. Messrs. Burstein (Chairman) and Gutterman are the current members of the Compensation Committee. The Board has determined that each of them are “independent,” as defined under the applicable rules of the Nasdaq Stock Market.

Nominating and Corporate Governance Committee.   The functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our board of directors, including those recommended by our stockholders. Messrs. Levy (Chairman), Burstein and Machinist are the current members of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.traffixinc.com. The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Attendance at Meetings

From December 1, 2003 through November 30, 2004, the Board of Directors met or acted without a meeting pursuant to unanimous written consent 19 times.

We do not have a formal written policy with respect to Board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the directors then serving attended our 2004Annual Stockholder Meeting.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors,

care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “2006 Annual Meeting,” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Corporate Governance and Nominating Committee.

Code of Ethics

We have a Code of Ethics that applies to all our employees, officers and directors. This code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 30, 2003. We will disclose when there have been waivers of, or amendments to, such Code as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. Two of our executive officers, Jeffrey L. Schwartz and Andrew Stollman, are also directors. Information with regard to such persons is set forth above under the heading “Nominees.”

Our remaining executive officers are Daniel Harvey, Chief Financial Officer, and Richard Wentworth, Chief Operating Officer.

Mr. Harvey, age 47, has been our Chief Financial Officer since January 1997. He joined us in September 1996. From November 1991 to August 1996, he was a Senior Manager with the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Harvey is a Certified Public Accountant.

Mr. Wentworth, age 55, has been our Chief Operating Officer since November 21, 2002. He initially joined us in 1998, and had served as our Vice President of Data Operations since January 2000. From November 1994 to 1999, Mr. Wentworth was the President and Chief Operating Officer of TIAC, a prominent New England based regional Internet Service Provider.

We have obtained “key man” life insurance in the amount of $1,000,000 on each of the lives of Jeffrey L. Schwartz and Andrew Stollman.

Certain Relationships and Related Transactions

Murray L. Skala, a director of our Company, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, our attorneys (“Feder Kaszovitz”). We incurred charges of approximately $695,000 during the fiscal year ended November 30, 2004. Feder Kaszovitz continues to provide services to us during our current fiscal year. Its fees are based primarily on hourly rates. We believe that our relationship with such firm is on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Legal Proceedings

We are subject to legal proceedings, lawsuits and other claims, brought by: (1) consumers of our products and services; (2) our clients; (3) consumers of our clients’ products and services; and (4) others bringing claims that arise in the normal course of our business. Legal proceedings are subject to numerous uncertainties rendering the prediction of their outcome difficult. As a result of such uncertainty, we are unable to estimate the ultimate outcome of any of the subsequently mentioned claims, and, accordingly, no provision for loss has been recorded. We believe that individually, and in the aggregate, the ultimate settlement of the subsequently mentioned claims should not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Qwest

Qwest Communications, Inc. notified us of an indemnification claim relating to a class action filed against Qwest in Minnesota, Bindner v. LCI International Telecom Corp. et al., District Court of Minnesota, County of Sibley, Case No. C0-00-242 (the “Class Action”). In that action, plaintiffs claimed that from September 1998 to July 1999, they were misled when they were solicited to change their long distance carrier to Qwest. They asserted that they were not told that they would have to stay at certain hotels and pay their regular rates as part of a promotion involving free airline tickets. We introduced the promotion (“Fly Free America”) to Qwest, and were retained by Qwest to operate the telemarketing campaign pursuant to our Agreement. In or about May 2000, we and Qwest entered into an agreement terminating the Agreement and settling the amount due us (the “May 2000 Agreement”). The Agreement and the May 2000 Agreement contain language that Qwest claims obligates us to indemnify Qwest for the losses it sustained by reason of this class action. We maintain that we have no liability in the matter.

Fraud claims in the Class Action were dismissed, leaving breach of contract and false advertising claims. The court certified the class and Qwest, without our consent, agreed to settle the Class Action. The court approved the settlement agreement, stated that there was no finding of any liability against Qwest, and approved the attorneys’ fees for plaintiffs’ counsel. No appeal was taken so that the Class Action has been concluded.

In November 2002, we commenced an arbitration against Qwest to recover certain amounts held in escrow that were due us pursuant to the May 2000 Agreement. In December 2002, Qwest filed counterclaims in the arbitration relating to the Fly Free America program. Qwest asserts that in connection with the Class Action, we must indemnify it for $3.4 million in Qwest attorneys’ fees; $600,000 in fees for counsel to the plaintiffs in the Class Action; and $500,000 in settlement payments to Class members. Qwest also sought reimbursement of approximately $3.1 million it paid us pursuant to the May 2000 Agreement. Initially, Qwest also sought to recover approximately $1.5 million of fines and penalties it claimed it paid to various attorneys general; Qwest has now withdrawn that claim.

A panel of arbitrators was appointed in December 2003. The panel established a schedule for substantive motions and for hearings in June 2004. The arbitrators also provided for exchanges of information in the arbitration subject to Qwest’s right to seek to prevent such exchanges. Qwest moved to prevent exchanges of information and this application was granted. Qwest moved for summary judgment with respect to its indemnification counterclaim. That motion was denied. Arbitration hearings on liability were held during the week of June 20, 2005. The arbitrators reserved decision and bifurcated all issues of awards of legal fees such that any hearings on legal fees will be held after a decision on liability has issued.

Columbia House/Rydel

In or about August 2002, Columbia House, one of our clients, notified us of an indemnification claim relating to a class action filed against Columbia House, among others, in Illinois, Rydel v. Comtrad Industries, Inc. et al., Circuit Court of Cook County, Illinois, No. 02 CH 13269. In that action, plaintiff claims to have received unsolicited commercial e-mail from, among others, Columbia House, in violation of Illinois law, and asserts two basic claims against Columbia House, one for violation of Illinois’ Consumers Fraud Statute, the second for violation of Illinois’ Electronic Mail Act. Columbia House advised us that it believes that the email in question was not approved by Columbia House when it was sent, and asserted a claim for indemnification against us pursuant to our contract. We and Columbia House agreed to defer resolution of the indemnification claim (and reserved each of our respective rights). Columbia House is defending against the class action. Its motion to dismiss was granted as to the Consumer Fraud claim, but denied as to the Electronic Mail Act claim. The plaintiff has appealed the partial dismissal.

In or about January 2003, we were named as a defendant in the Rydel class action. In an additional count in the complaint, the plaintiff asserted that we violated the Illinois Consumer Fraud and Deceptive Business Practices Act by providing to a co-defendant a list of consumers who had consented to receive commercial e-mails when, the complaint alleges, they had not. The complaint sought injunctive relief and unspecified damages. Our motion to dismiss the claim as against us was granted in June 2003, and the plaintiff filed an appeal.

In late 2004, the appellate court affirmed the decision below, so that the claim against us is dismissed; the Consumer Fraud claim against Columbia House is dismissed; and the Electronic Mail Act claim against Columbia House remains. The plaintiff asked the appellate court to reconsider its decision, and the court denied that request on April 14, 2005.

As stated above, we are unable to determine the ultimate outcomes of any of the foregoing claims or demands, and, accordingly, no provision for loss has been recorded in the financial statements included in this Report.

Section 16(A) Beneficial Ownership Reporting Compliance

To the best of our knowledge, during the fiscal year ended November 30, 2004, (i) Andrew Stollman, Joshua B. Gillon and Edwin A. Levy each untimely filed one report on Form 4, each reporting one transaction; (ii) Richard Wentworth untimely filed one report on Form 4 reporting seven transactions; and (iii) Jeffrey L. Schwartz untimely filed two reports on Form 4, each reporting three late transactions. These individuals were executive officers, directors and/or beneficial owners of more than 10% of our Common Stock during the fiscal year ended November 30, 2004. To the best of our knowledge, all other Forms 3, 4 and 5 required to be filed during the fiscal year ended November 30, 2004 were done so on a timely basis.

Executive Compensation

The following table sets forth the executive compensation paid during the three fiscal years ended November 30, 2004, 2003 and 2002 for (i) our Chief Executive Officer; (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation for the fiscal year ended November 30, 2004 exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided under the above clause (ii) but for the fact that the individuals were not serving as executive officers at the end of the last completed fiscal year (the “Named Officers”).

		Annual Compensation Awards				Long Term Compensation Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards	Securities Underlying Options (#)	Plan Payouts ($)	All Other Compensation ($)(3)
Jeffrey L. Schwartz,	2004	$605,000	$—	—	—	185,000	—	$29,625
Chairman and Chief	2003	$550,000	$50,000	—	—	—	—	—
Executive Officer	2002	$500,000	$185,707	—	—	105,000	—	—
Andrew Stollman,	2004	$544,500	$—	—	—	405,000	—	$22,628
President and Secretary	2003	$495,000	$50,000	—	—	—	—	—
	2002	$450,000	$185,707	—	—	105,000	—	—
Daniel Harvey,	2004	$208,667	$24,000	—	—	—	—	$9,000
Chief Financial Officer	2003	$200,000	$20,000	—	—	40,000	—	—
	2002	$196,706	$40,000	—	—	—	—	—
Richard Wentworth,	2004	$200,000	$25,000	—	—	—	—	—
Chief Operating Officer(1)	2003	$200,000	$50,000	—	—	—	—	—
	2002	$165,000	$25,000	—	—	50,000	—	—
Joshua B. Gillon, Esq.,	2004	$250,000	$10,000	—	—	137,500	—	—
Former Executive Vice	2003	$250,000	$20,000	—	—	50,000	—	—
President and General Counsel(2)	2002	$244,244	$50,000	—	—	175,000	—	—

(1)              Mr. Wentworth has served as our employee intermittently since 1998, but first became an executive officer in November 2002 upon his appointment as Chief Operating Officer. Effective December 1, 2002, Mr. Wentworth’s salary became $200,000 per annum.

(2)              Mr. Gillon resigned as an executive officer and employee in March 2005.

(3)              Consists of medical insurance reimbursement and auto allowance payments.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding the granting of options to the Named Officers during the fiscal year ended November 30, 2004.

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)
Jeffrey L. Schwartz	185,000(3)	20.90%	$5.90	9/30/2014	$686,350	$1,739,000
Andrew Stollman	405,000(4)	45.76	7.34	6/3/2014	1,871,100	4,734,450
Joshua B. Gillon	137,500(5)	15.54	4.94	11/8/2009	187,665	414,689

(1)          Options to purchase a total of 885,000 shares of Common Stock were granted to our employees and consultants, including the Named Officers, during the fiscal year ended November 30, 2004.

(2)          Based upon the closing price of the Common Stock, as listed by the Nasdaq National Market, on the date of grant of the respective options.

(3)          The right to acquire 75,000 shares under such option vested upon grant and the right to acquire the remaining 110,000 shares vests on November 1, 2005, provided that our EBITDA for the 12 month period ending August 31, 2005 equals or exceeds $4,000,000.

(4)          The right to acquire 75,000 shares under such option vested upon grant; the right to acquire an additional 110,000 shares vests if we have Operating Cash Flow (as defined in Mr. Stollman’s Amended Employment Agreement) for the 12 month period ending November 30, 2005 equal to or greater than $4 million; the right to acquire an additional 110,000 shares vests if we have Operating Cash Flow for the 12 month period ending November 30, 2006 equal to or greater than $4.65 million; and the right to acquire the remaining 110,000 shares vests if we have Operating Cash Flow for the 12 month period ending November 30, 2007 equal to or greater than $5.29 million.

(5)          Mr. Gillon resigned as an executive officer and employee in March 2005, whereupon all of his options were terminated. His right to acquire 45,833 shares under such option had vested upon grant; the right to acquire an additional 45,833 shares would have vested if we had achieved EBITDA of $4,000,000 for the 12 month period ending November 30, 2005; and the right to acquire the remaining 45,834 shares would have vested if we had achieved EBITDA of $4,650,000 for the 12 month period ending November 30, 2006.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value

The following table sets forth certain information regarding options exercised and exercisable during the fiscal year ended November 30, 2004 and the value of the options held as of November 30, 2004 by the Named Officers.

(a)	(b)	(c)	(d)		(e)
	Shares Acquired On	Value	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey L. Schwartz	—	—	438,750	110,000	$772,000	$71,500
Andrew Stollman	—	—	423,750	330,000	664,050	—
Daniel Harvey	—	—	86,766	13,333	251,459	49,065
Richard Wentworth	14,000	$45,760	95,000	—	216,500	—
Joshua B. Gillon	—	—	354,167	108,333	996,091	208,915

(1)          The product of (x) the difference between $6.55 (the closing price of our Common Stock at November 30, 2004, as reported by Nasdaq) and the exercise price of the unexercised options, multiplied by (y) the number of unexercised options.

Board Compensation

As a result of our policy to compensate non-employee directors for their services, our 1996 Stock Option Plan, as amended and restated (the “Plan”), provides for an automatic one-time grant to all non-employee directors of options to purchase 25,000 shares of Common Stock and for additional automatic quarterly grants of options to purchase 6,250 shares of Common Stock. The exercise prices for all of such non-employee director options are the market value of the Common Stock on their date of grant.

In addition, for each attended meeting of the Audit Committee, the Chairman receives $4,000 and each other member receives $2,000, and for each attended meeting of the Compensation Committee and the Nominating and Corporate Governance Committee, the Chairman receives $2,000 and each other member receives $1,000.

Employment Agreements

Jeffrey L. Schwartz

We entered into an employment agreement, effective December 1, 2001, with Jeffrey L. Schwartz, which agreement was amended on September 30, 2004, and which now expires on November 30, 2005. Pursuant to such agreement, (i) Mr. Schwartz is employed as Chairman and Chief Executive Officer; (ii) Mr. Schwartz was paid for the fiscal year ended November 30, 2004, and will be paid for all fiscal years remaining under the term, $605,000 per annum; (iii) Mr. Schwartz will receive bonuses upon our Company’s achievement of certain pre-tax income milestones, as well as discretionary bonuses subject to approval of our Board of Directors; (iv) upon the commencement of the agreement on December 1, 2001, Mr. Schwartz was issued a 10 year option to acquire 105,000 shares of our Common Stock at an exercise price of $5.70 per share; (v) upon the execution of the amendment to the agreement on September 30, 2004, Mr. Schwartz was issued a 10 year option to acquire 185,000 shares of our Common Stock at an exercise price of $5.90 per share, which option vests as follows:

(a)          75,000 shares vested immediately; and

(b)         110,000 shares will vest on November 1, 2005, provided that our EBITDA for the 12 month period ended August 31, 2005 equals or exceeds $4,000,000;

(vi)    Mr. Schwartz agreed not to compete or engage in a business competitive with our business during the term of the agreement and for a period of one year thereafter; (vii) if Mr. Schwartz’s employment is terminated other than as a result of a “For Cause Event” (as defined in the agreement), he will be entitled to receive additional compensation and other consideration, all as more fully described in the agreement; and (viii) if Mr. Schwartz’s employment is terminated as a result of a “Change in Control” (as defined in the agreement), he will be entitled to receive a one-time payment in an amount equal to 2.99 times his “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code.

Andrew Stollman

We entered into an employment agreement, effective December 1, 2001, with Andrew Stollman, which agreement was orally amended on June 3, 2004 (the “First Amendment”). On May 10, 2005, the First Amendment was reduced to writing and we executed a second amendment to Mr. Stollman’s employment agreement (the “Second Amendment”). The employment agreement, as amended by the First Amendment and Second Amendment, now expires on November 30, 2007 and further provides that Mr. Stollman (i) is employed as our President and Secretary; (ii) was paid for the fiscal year ended November 30, 2004, and will be paid for all fiscal years remaining under the term, $544,500 per annum; (iii) will receive bonuses upon our Company’s achievement of certain pre-tax income milestones and (as added by the Second Amendment) certain EBITDA milestones, as well as discretionary bonuses subject to approval of our Board of Directors; (iv) upon the commencement of the agreement on December 1, 2001, was issued a 10 year option to acquire 105,000 shares of our Common Stock at an exercise price of $5.70 per share; (v) upon the execution of the First Amendment, was issued a 10 year option to acquire 405,000 shares of our Common Stock at an exercise price of $7.34 per share, which option vests as follows:

(a)          75,000 shares vested immediately;

(b)         110,000 shares will vest if we have Operating Cash Flow (as defined in the Second Amendment) for Fiscal 2005 equal to or greater than $4 million;

(c)          110,000 shares will vest if we have Operating Cash Flow for Fiscal 2006 equal to or greater than $4.65 million; and

(d)         110,000 shares will vest if we have Operating Cash Flow for Fiscal 2007 equal to or greater than $5.29 million;

(vi)  agreed not to compete or engage in a business competitive with our business during the term of the agreement and for a period of one year thereafter; (vii) if his employment is terminated other than as a result of a “For Cause Event” (as defined in the original 2001 employment agreement), will be entitled to receive additional compensation and other consideration, all as more fully described in the original 2001 employment agreement; and (viii) if his employment is terminated as a result of a “Change in Control” (as defined in the original 2001 employment agreement), will be entitled to receive a one-time payment in an amount equal to 2.99 times his “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code.

The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed hereto in their entirety as exhibits or are otherwise incorporated herein by reference.

Compensation Committee Interlock and Insider Participation

Messrs. Burstein and Gutterman are the members of our Compensation Committee. None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

Performance Graph

The graph and table below display the relative performance of our common stock, the Nasdaq U.S. Companies Index (the “Nasdaq-US”) and a peer group index, by comparing the cumulative total stockholder return (which assumes reinvestment of any dividends) on an assumed $100 investment in our common stock, the Nasdaq-US and the peer group index over the prior five completed fiscal years. The peer group index consists of those companies within SIC Code 7389. The historical performance data presented below may not be indicative of the future performance of our common stock, either reference index or any component company in either reference index.

Annual Return Percentage

	December 1, 2000	December 1, 2001	December 1, 2002	December 1, 2003	December 1, 2004
Traffix, Inc.	(65.26)	183.65	(50.26)	71.83	36.16
Nasdaq—US	(22.51)	(25.51)	(23.39)	33.25	7.51
Peer Group	(54.38)	(35.67)	(13.09)	46.40	40.82

Indexed Returns

	December 1, 1999	December 1, 2000	December 1, 2001	December 1, 2002	December 1, 2003	December 1, 2004
Traffix, Inc.	$100.00	$34.74	$98.55	$49.02	$84.23	$114.69
Nasdaq—US	$100.00	77.49	57.72	44.22	58.93	63.35
Peer Group	$100.00	45.62	29.35	25.51	37.34	52.58

COMPENSATION COMMITTEE REPORT

Executive Compensation Philosophy

Our Company’s executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of our Company, and thereby enhance stockholder value, by linking the financial interests of our executives with those of the stockholders. Under the guidance of the Board and this Compensation Committee, our Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

In applying this philosophy, we have established a program to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of our Company, and (ii) reward executives for long-term strategic management and the enhancement of stockholder value by providing equity ownership in our Company. Through these objectives, we integrate our Company’s compensation programs with our annual and long-term strategic planning.

Executive Compensation Program

The Compensation Committee approves the executive compensation program on an annual basis, including specified levels of compensation for all executive officers. The executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

•       base salary and bonuses that are determined by an executive’s individual contributions and sustained performance within an established competitive salary range.

•       incentive programs that reward executives when stockholder value is created through an increase in the market value of our Common Stock or through significant performance achievements that enhance the long-term success of our Company.

Each of these elements of compensation is discussed below.

Salary and Bonus.   The salaries and bonuses of Messrs. Schwartz and Stollman are determined in accordance with the terms of their respective employment agreements (see “Employment Agreements”). The Compensation Committee determines (or recommends to the entire Board) on an annual basis the salary and bonus levels for the remaining executive officers, Messrs. Harvey and Wentworth. In determining salary adjustments and annual grants of bonuses, the Compensation Committee considers individual performance and contributions to our Company, as well as overall adjustments of salaries and grants of bonuses to executive officers of other companies within the industry.

Incentive Compensation.   The incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with the long-term interests of stockholders by linking executive compensation with stockholder value enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant, long-term equity ownership position in our Company. Stock options are granted at prevailing market rates and will only have value if our Company’s stock price increases in the future. The Compensation Committee determines (or recommends to the entire Board) the number of shares to be issued pursuant to option grants made to the executive officers, based on individual accomplishments and contributions to our Company. The Compensation Committee also considers the number and value of options held by each executive officer that will vest in the future. The options granted to executive officers are generally (i) granted pursuant to our 1996 Employee Stock Option Plan, as amended and restated; (ii) terminate between five to ten years after their date of grant; and (iii) vest over periods of two to five years.

Chief Executive Officer and President Compensation

The base salaries of Messrs. Schwartz and Stollman for Fiscal 2004 were determined in accordance with the terms of their respective employment agreements (see “Employment Agreements”). The employment agreements provide that each of Messrs. Schwartz and Stollman are entitled to certain formula-based non-discretionary bonuses and also may receive discretionary bonuses as determined by the Board of Directors, again based upon the recommendations of the Compensation Committee.

The Compensation Committee evaluates the performance of Messrs. Schwartz and Stollman on an annual basis and reports its assessment to the outside members of the Board of Directors. The Compensation Committee’s assessment is based on a number of factors, including the achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; our Company’s position within the industry in which we compete, including market share; the overall economic climate; an executive’s individual contribution to our Company; and such other factors as the Compensation Committee may deem appropriate. In determining recommendations for any changes to Mr. Schwartz’ and Mr. Stollman’s  compensation packages, including the granting of any discretionary bonuses, options or warrants, or salary adjustments, the Compensation Committee considers these factors.

Based upon the terms of their respective employment agreements and, after taking into account Messrs. Schwartz’s and Stollman’s contributions to our Company’s performance in the fiscal year ended November 30, 2004 based upon the criteria mentioned above, Messrs. Schwartz and Stollman were compensated for their services rendered, as follows: Mr. Schwartz earned a base salary of $605,000 and was issued an option to purchase 185,000 shares of our Company’s common stock and Mr. Stollman earned a base salary of $544,500 and was issued an option to purchase 405,000 shares of our Company’s common stock.

COMPENSATION COMMITTEE
Lawrence Burstein, Chairman
Mark Gutterman

REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS

The Audit Committee has (i) reviewed and discussed with management our audited financial statements for the fiscal year ended November 30, 2004; (ii) discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (iii) received the written disclosures and the letter from the independent auditors as required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) considered whether the non-audit services provided by the independent auditors, if any, are compatible with maintaining the auditor’s independence; and (v) discussed with the auditors the auditors’ independence. The Audit Committee further approves our Company’s engagement of independent auditors prior to the rendering by such auditors of any audit or non-audit services.

Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2004 be included in our Company’s Annual Report on Form 10-K for such fiscal year.

AUDIT COMMITTEE
Mark Gutterman, Chairman
Lawrence Burstein
Robert B. Machinist

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, as our principal independent auditors for the fiscal year ending November 30, 2005, subject to ratification by the stockholders. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, have served as our independent auditors since our inception. If the appointment of this firm is not ratified or if it declines to act or its engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

Before PricewaterhouseCoopers LLP is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee. The following are the fees billed us by PricewaterhouseCoopers LLP for services rendered thereby during the fiscal years ended November 30, 2004 and 2003:

	Fiscal Year Ended November 30,
	2004	2003
Audit Fees	$250,000	$212,880
Audit Related Fees	15,250	29,500
Tax Fees	70,617	28,725
All Other Fees	77,500	—

Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that are normally provided by the auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. Included in such Audit Related Fees were fees incurred in connection with the auditors’ review of financial information included in our filed registration statements.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. Included in such Tax Fees were fees incurred for tax planning services and state and local tax advice.

All Other Fees consist of the aggregate fees billed for products and services provided by the auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

Our Audit Committee has considered whether the provisions of the non-audit services described above is compatible with maintaining our auditor’s independence and determined that such services are appropriate.

ADOPTION OF OUR
SIXTH AMENDED AND RESTATED 1996 EMPLOYEE INCENTIVE PLAN
(f/k/a STOCK OPTION PLAN)
(Proposal No. 3)

The Board of Directors has unanimously adopted, subject to stockholder approval, a Sixth Amended and Restated 1996 Employee Incentive Plan (f/k/a Stock Option Plan) (the “Sixth Amended Plan”), which amends certain aspects of the Fifth Amended and Restated 1996 Stock Option Plan (the “Fifth Amended Plan”), which was adopted by our stockholders on August 20, 2004. If approved by the stockholders, the Sixth Amended Plan would allow for the issuance of restricted shares of our common stock thereunder. We believe this will advance our interests by affording us the opportunity to enhance the benefits we may offer to our employees, directors, consultants and advisers, thereby providing them with additional incentives to promote our success.

The above-described amendment was unanimously approved by our Board of Directors on August 8, 2005, subject to stockholder approval.

The Sixth Amended Plan is summarized below. The full text of the Sixth Amended Plan is set forth in Appendix A to this Proxy Statement, and the following discussion is qualified by reference thereto.

Administration and Eligibility

The Sixth Amended Plan provides for the grant of stock options (the “Options”) and shares of restricted stock (the “Restricted Stock”) to our officers, directors, eligible employees, consultants and advisors. The maximum number of shares of Common Stock available for issuance under the Sixth Amended Plan is 6,768,430 shares.

The Sixth Amended Plan provides for the granting of (i) Incentive Stock Options intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the “Code”) to our eligible employees, (ii) Nonstatutory Stock Options which are not to be treated as incentive stock options to our directors, eligible employees, consultants and advisors and (iii) Restricted Stock to our directors, eligible employees, consultants and advisors.

The Sixth Amended Plan is to be administered by the Board of Directors or the Compensation Committee (the “Committee”). Any construction or interpretation of terms and provisions of the Sixth Amended Plan by the Board or Committee are final and conclusive. The class of persons which shall be eligible to receive discretionary grants of Options and Restricted Stock under the Sixth Amended Plan are our employees (including officers), consultants and advisors. Employees are entitled to receive Incentive Stock Options, Nonstatutory Stock Options and Restricted Stock. Consultants and advisors are entitled only to receive Nonstatutory Stock Options and Restricted Stock. The Board or the Committee, in their sole discretion, but subject to the provisions of the Sixth Amended Plan, will determine the employees, consultants or advisors to whom Options and Restricted Stock may be granted and the number of shares to be covered by such grant taking into account the nature of the employment or services rendered by the individuals being considered, their annual compensation, their present and potential contributions to our success and such other factors as the Board or Committee may deem relevant.

On the date any person first becomes a Director of our Company during the term of the Sixth Amended Plan, and such person is not one of our employees, such person will automatically be granted, without further action by the Board or Committee, a one-time grant of an option to purchase 25,000 shares of our Common Stock.

On the first day of each calendar quarter during the term of the Sixth Amended Plan, directors who are not our employees then serving in such capacity, are each to be automatically granted, without further action by the Board or Committee, an Option to purchase 6,250 shares of our Common Stock.

Under the Sixth Amended Plan, directors who are not our employees may only be granted Nonstatutory Stock Options and Restricted Stock. Such individuals include our attorneys, accountants, consultants and advisors who, in addition to providing services in such capacities, also serve as our directors.

No Incentive Stock Option granted under the Sixth Amended Plan will be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of our stock, such Incentive Stock Option will not be exercisable after the expiration of five (5) years from the date of its grant.

The exercise price of the Nonstatutory Stock Options granted to directors who are not our employees will be the “fair market value” (as defined pursuant to the Sixth Amended Plan) of our Common Stock on the date such options are granted. The exercise price of all other Nonstatutory Stock Options granted under the Sixth Amended Plan are determined by the Board or Committee at the time of the grant of the Option.

A Nonstatutory Stock Option granted to directors who are not our employees will vest entirely on the date granted and will be exercisable for a period of ten (10) years. All other Nonstatutory Stock Options granted under the Sixth Amended Plan may be of such duration as determined by the Board or Committee (not to exceed 10 years).

Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Board or Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Board or Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Sixth Amended Plan and any award document relating to the Restricted Stock, a recipient of Restricted Stock will have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Board or Committee).

As a condition to the grant of Restricted Stock, the Board or Committee may require that any dividends paid on a share of Restricted Stock be either (1) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted stock having a fair market value equal to the amount of such dividends, or (2) automatically reinvested in additional Restricted Stock or held in kind, which will be subject to the same terms as applied to the original Restricted Stock to which it relates, or (3) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of stock or other awards or investment vehicles, subject to such terms as the Board or Committee determine or permit the recipient to elect. Unless otherwise determined by the Board or Committee, securities distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such securities or other property has been distributed.

If the employment of an employee will be terminated either voluntarily by the employee or for cause, then such employee’s Options will immediately expire. If such employment or services will terminate for any other reason, then such Options may be exercised at any time within three (3) months after such termination. The retirement of an individual either pursuant to a pension or retirement plan adopted by us or at the normal retirement date prescribed from time to time by us will be deemed to be termination of such individual’s employment other than voluntarily or for cause.

If the holder of any Options under the Sixth Amended Plan dies (i) while employed by us, or (ii) within three (3) months after the termination of his employment or services other than voluntarily by the employee or for cause, then such Options may be exercised by the estate of such employee or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such employee at any time within one (1) year after such death.

If the holder of any Options under the Sixth Amended Plan ceases employment because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) while employed by us, then such Options may be exercised at any time within one (1) year after his termination of employment due to such disability.

If the services of a director who is not our employee will be terminated by us for cause, then his Options will immediately expire. If such services terminate for any other reason (including the death or disability of a director who is not our employee), he resigns as a member of our Board or his term expires, then such Options may be exercised at any time within one (1) year after such termination. In the event of the death of a director who is not our employee, his Options may be exercised by his estate or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such director at any time within one (1) year after such death.

Upon the death of any consultant or advisor to us who is granted any Options under the Sixth Amended Plan, such Options may be exercised by the estate of such person or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such person at any time within one (1) year after such death.

Except as otherwise determined by the Board or Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions will be forfeited and reacquired by us; provided that the Board or Committee may provide, by rule or regulation or in any award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

Options granted under the Sixth Amended Plan may provide for the payment of the exercise price by the delivery of a check to our order in an amount equal to the exercise price, by delivery to us of shares of our Common Stock already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or by any combination of such methods of payment.

No Option granted under the Sixth Amended Plan or the right to receive any Restricted Stock may be sold, assigned, pledged or otherwise transferred by the individual to whom it was granted otherwise than by will or the laws of decent and distribution, or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder and, during the lifetime of such individual, no Option may be exercisable by any other person, but only by him.

There are presently 139 employees and five directors who are not our employees who are eligible for participation in the Sixth Amended Plan. We cannot presently approximate the number of consultants and/or advisors who will be eligible to receive Options under the Sixth Amended Plan.

Adjustments upon Changes in our Capitalization

If our outstanding Common Stock is changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or other increases or reductions of the number of outstanding shares of our Common Stock, an appropriate adjustment will be made by the Board or Committee in the aggregate number of shares available under the Sixth Amended Plan and in the number of shares of Restricted Stock and the number of shares and option price per share subject to outstanding Options.

Upon the occurrence of a recapitalization, merger or consolidation of our Company with or into another corporation or a sale or exchange of all or substantially all of our assets, the holder of an Option or Restricted Stock (a “Recipient”) will be entitled to receive such securities or other property of such other corporation with or into which we have been merged or consolidated, or the cash or other property paid upon the sale or exchange of all or substantially all of our assets (but in the case of an Option, only upon payment of the Exercise Price), as the Recipient would have received if immediately prior to such recapitalization, merger, consolidation or sale or exchange of assets, in the case of an Option, he had exercised his Option in full, whether or not then vested, and paid for and received the Common Stock, and in the case of Restricted Stock, all of the conditions of vesting thereof had been met; provided, however, that in such event the Board or Committee will have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option from being disqualified as an “incentive stock option” under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

Amendment and Termination of the Sixth Amended Plan

The Sixth Amended Plan will terminate on September 25, 2006, which is within ten (10) years from the date of the adoption of the original 1996 Stock Option Plan by our stockholders, or sooner as hereinafter provided, and no Option or Restricted Stock will be granted after termination of the Sixth Amended Plan.

The Sixth Amended Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of our outstanding shares of capital stock present in person or by proxy at a meeting of our stockholders convened for such purpose.

The Board of Directors may at any time, on or before the termination date of the Sixth Amended Plan, terminate the Sixth Amended Plan. Any “material” (as defined by Nasdaq) amendments or modifications to the Sixth Amended Plan may be made only upon the affirmative vote of the holders of a majority of our outstanding shares of capital stock present in person or by proxy at a meeting of our stockholders convened for such purpose. Any other amendments or modifications may be made by the Board of Directors.

Federal Income Tax Consequences

The following is a summary of the federal income tax treatment of Incentive Stock Options, Nonstatutory Stock Options and Restricted Stock. The tax consequences recognized by a Recipient may vary and, therefore, a Recipient should consult his or her tax advisor for advice concerning any specific transaction.

Incentive Stock Options

No taxable income will be recognized by a Recipient upon the grant or exercise of an Incentive Stock Option granted under the Sixth Amended Plan. The difference between the exercise price and the fair market value of the stock on the date of exercise will be included in alternative minimum taxable income for purposes of the alternative minimum tax. The alternative minimum tax is imposed upon an individual’s alternative minimum taxable income at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer’s regular income tax liability for the taxable year.

Generally, if a Recipient holds shares acquired upon the exercise of Incentive Stock Options until the later of (i) two years form the date of grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the “Statutory Holding Period”), any gain recognized by the Recipient on a sale of such shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock’s value from the time of grant to the time of exercise, and to treat such increase as capital gain.

If the Recipient sells the shares prior to the expiration of the Statutory Holding Period, he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or (ii) the amount realized on the disposition of the stock less the option price, and we will receive a corresponding business expense deduction. However, special rules may apply to options held by persons required to file reports under Section 16 of the Exchange Act. The amount by which the proceeds of the sale exceeds the fair market value of the shares on the date of exercise will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If a Recipient sells the shares acquired upon exercise of an option at a price less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for a shorter period.

Nonstatutory Stock Options

No taxable income is recognized by the Recipient upon the grant of a Nonstatutory Option. The Recipient must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. However, special rules may apply to options held by persons required to file reports under Section 16 of the Exchange Act. We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the Recipient, subject to Section 162(m) of the Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

Restricted Stock

Upon receipt of Restricted Stock, a Recipient must generally recognize ordinary income equal to the fair market value of the shares received at the earliest time the shares become transferable or not subject to a substantial risk of forfeiture. We will be entitled to a deduction in an amount equal to the ordinary income recognized by the Recipient, subject to Section 162(m) of the Code. A Recipient may elect to be taxed at the time of receipt of the Restricted Stock rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the Recipient subsequently forfeits the Restricted Stock, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he or she previously paid tax.

New Plan Benefits

Because the value of the options to be granted under the Sixth Amended Plan is based upon the fluctuating market price of our Common Stock, we cannot presently determine the benefits to be received by any particular individual or particular group of individuals for such options under the Sixth Amended Plan. The following table, however, sets forth the benefits (losses) that would have been received in 2004 by the Named Officers, all executive officers as a group, non-executive officer directors as a group and non-executive officer employees as a group, as if the Sixth Amended Plan had been in effect during 2004.

The Sixth Amended Plan(1)(2)

	Dollar	Number of
Name and Position	Value ($)	Shares
Jeffrey L. Schwartz	*	*
Andrew Stollman	*	*
Daniel Harvey	*	*
Richard Wentworth	*	*
Joshua B. Gillon	*	*
Executive Group	*	*
Non-Executive Director Group (4 Persons)(2)
January 1, 2004	$5.45 per share(3)	25,000
April 1, 2004	$5.18 per share(3)	25,000
July 1, 2004	$6.59 per share(3)	25,000
October 1, 2004	$5.99 per share(3)	25,000
Non-Executive Officer Employee Group	*	*

*                    The Sixth Amended Plan provides for the automatic granting of an award only to directors who are not our employees. Such individuals would receive, subject to stockholder approval of the Sixth Amended Plan, Options to purchase 6,250 shares of Common Stock on the first day of each calendar quarter the Sixth Amended Plan is in effect. Grants of awards under the Sixth Amended Plan to all other groups, including executive officers and non-executive officer employees, are discretionary and not determinable as to amount or dollar value as of the date of this Proxy Statement.

(1)          Subject to shareholder approval of the Sixth Amended Plan.

(2)          The information provided represents the benefits (losses) that would have been received in 2004 as if the Sixth Amended Plan had been in effect during 2004.

(3)          Represents what the exercise prices of the Options would have been upon their grant, which is equal to the closing price of our Common Stock on the Nasdaq National Market on the date the Options would have been granted, had the Sixth Amended Plan been in effect during 2004.

BOARD RECOMMENDATION

The Board of Directors believes that the approval of the foregoing three proposals is in our best interests and in the best interests of our stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

2006 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in the proxy statement and proxy for our 2006 Annual Meeting of Stockholders at our executive offices on or before April 12, 2006. Any other proposal that a stockholder intends to present at that Meeting may be deemed untimely unless we will have received written notice of such proposal on or before July 31, 2006. Stockholders should send proposals and notices addressed to Traffix, Inc., One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965, Attention: Andrew Stollman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements and financial statement schedules. Anyone requesting such document shall submit the request in writing to:  Traffix, Inc., One Blue Hill Plaza, Pearl River, New York 10965, Attn.: Daniel Harvey, Chief Financial Officer.

By Order of the Board of Directors,
ANDREW STOLLMAN, Secretary
August 12, 2005

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

TRAFFIX, INC.

SIXTH AMENDED AND RESTATED 1996 EMPLOYEE INCENTIVE PLAN
(f/k/a FIFTH AMENDED AND RESTATED 1996 STOCK OPTION PLAN)

1.     Purpose of the Plan. The Traffix, Inc. Sixth Amended and Restated 1996 Employee Incentive Plan, f/k/a Fifth Amended and Restated 1996 Stock Option Plan (the “Sixth Amended Plan”) is intended to advance the interests of Traffix, Inc. (the “Company”) by inducing persons of outstanding ability and potential to join and remain with the Company, by encouraging and enabling employees to acquire proprietary interests in the Company, and by providing the participating employees with an additional incentive to promote the success of the Company. This is accomplished by providing for the granting of (i) “Options” (which term as used herein includes both “Incentive Stock Options” and “Nonstatutory Stock Options,” as later defined) to qualified employees; (ii) “Nonstatutory Stock Options” to all members of the Board of Directors (the “Board”) of the Company (the “Directors”) who are not employees of the Company, as consideration for their services and for attending meetings of the Board; (iii) “Nonstatutory Stock Options” to consultants and advisors who provide services to the Company; and (iv) “Restricted Stock” (as later defined) to all participants in the Plan.

2.     Administration. The Sixth Amended Plan shall be administered by the Board or by a committee (the “Committee”) consisting of at least two (2) Directors chosen by the Board, each of which is a “Non-Employee Director,” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, if the securities of the Company are listed on a national securities exchange or traded on the Over-the-Counter market, the rules and regulations of such exchange or market. Except as herein specifically provided, the interpretation and construction by the Board or Committee of any provision of the Sixth Amended Plan or of any Option or Restricted Stock granted under it shall be final and conclusive. The receipt of Options or Restricted Stock by Directors, or any members of the Committee, shall not preclude their vote on any matters in connection with the administration or interpretation of the Sixth Amended Plan, except as otherwise provided by law.

3.     Shares Subject to the Sixth Amended Plan. The stock subject to grant under the Sixth Amended Plan shall be shares of the Company’s common stock, $.001 par value (the “Common Stock”), whether authorized but unissued or held in the Company’s treasury or shares purchased from stockholders expressly for use under the Sixth Amended Plan. The maximum number of shares of Common Stock which may be issued pursuant to Options and Restricted Stock granted under the Sixth Amended Plan shall not exceed Six Million Seven Hundred Sixty Eight Thousand Four Hundred Thirty (6,768,430) shares, subject to adjustment in accordance with the provisions of Section 13 hereof. The Company shall at all times while the Sixth Amended Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of all outstanding Options and Restricted Stock granted under the Sixth Amended Plan. In the event any Option or Restricted Stock granted under the Sixth Amended Plan shall expire or terminate for any reason without, in the case of an Option, having been exercised in full or ceasing for any reason to be exercisable in whole or in part, or, in the case of Restricted Stock, having vested, the unpurchased shares underlying the Option or the surrendered Restricted Stock, as the case may be, shall again be available for issuance of Options and/or Restricted Stock under this Sixth Amended Plan.

4.     Stock Option Agreement. Each Option granted under the Sixth Amended Plan shall be authorized by the Board or Committee and shall be evidenced by a Stock Option Agreement which shall be executed by the Company and the person to whom such option is granted. The Stock Option Agreement shall specify the number of shares of Common Stock as to which any Option is granted, the period during which the Option is exercisable and the option price per share thereof.

5.     Discretionary Grant Participation. The class of persons which shall be eligible to receive discretionary grants of Options and Restricted Stock under the Sixth Amended Plan shall be all qualified employees (including officers) of either the Company or any subsidiary corporation of the Company and consultants and advisors who provide services to the Company or any subsidiary of the Company, other than in connection with the offer or sale of securities in a capital raising transaction. Employees shall be entitled to receive (i) Incentive Stock Options, as described in Section 7(a) hereafter; (ii) Nonstatutory Stock Options, as described in Section 7(b) hereafter; and (iii) Restricted Stock, as described in Section 8 hereafter. Consultants and advisors shall be entitled only to receive Nonstatutory Stock Options and Restricted Stock. The Board or Committee, in its sole discretion, but subject to the provisions of the Sixth Amended Plan, shall determine the employees, consultants or advisors to whom Restricted Stock and/or Options shall be granted (and the number of shares to be covered by each Option) taking into account the nature of the employment or services rendered by the individuals being considered, their annual compensation, their present and potential contributions to the success of the Company and such other factors as the Board or Committee may deem relevant.

6.     Participation of Directors Who Are Not Employees of the Company.

(a)   On the date any person who is not an employee of the Company first becomes a Director, such person shall automatically be granted, without further action by the Board or Committee, an option to purchase 25,000 shares of the Company’s Common Stock.

(b)   On the first day of each calendar quarter during the term of the Sixth Amended Plan, Directors of the Company who are not employees of the Company then serving in such capacity, shall each be granted an Option to purchase 6,250 shares of the Company’s Common Stock.

(c)   The option price of the shares subject to the Options set forth in Sections 6(a) and 6(b) hereof shall be the fair market value (as defined in Section 7(a)(vi) hereafter) of the Company’s Common Stock on the date such Options are granted. All of such Options shall be Nonstatutory Stock Options, as described in Section 7(b) hereafter. The Options granted pursuant to this Section 6 shall vest entirely on the date they are granted and shall be exercisable for a period of ten (10) years.

(d)   Directors who are not employees of the Company include attorneys, accountants, consultants and advisors of the Company who, in addition to providing services in such capacity, serve as Directors of the Company.

7.     (a)   Incentive Stock Options. The Board or Committee may grant Options under the Sixth Amended Plan which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the “Code”) (such an Option referred to herein as an “Incentive Stock Option”), and which are subject to the following terms and conditions and any other terms and conditions as may at any time be required by Section 422 of the Code:

(i)    No Incentive Stock Option shall be granted to individuals other than qualified employees of the Company or of a subsidiary corporation of the Company.

(ii)   Each Incentive Stock Option under the Sixth Amended Plan must be granted prior to September 25, 2006, which is within ten (10) years from the date the original 1996 Stock Option Plan was adopted by the shareholders of the Company.

(iii)  The option price of the shares subject to any Incentive Stock Option shall not be less than the fair market value of the Common Stock at the time such Incentive Stock Option is granted; provided, however, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation of the Company, the option price of the shares subject to the Incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Common Stock at the time the Incentive Stock Option is granted.

(iv)  No Incentive Stock Option granted under the Sixth Amended Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation of the Company, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date of its grant. Every Incentive Stock Option granted under the Sixth Amended Plan shall be subject to earlier termination as expressly provided in Section 11 hereof.

(v)    For purposes of determining stock ownership under this Section 7(a), the attribution rules of Section 425(d) of the Code shall apply.

(vi)  For purposes of the Sixth Amended Plan, fair market value shall be determined by the Board or Committee and, if the Common Stock is listed on a national securities exchange or traded on the Over-the-Counter market, the fair market value shall be the closing price of the Common Stock on such exchange, or on the Over-the-Counter market as reported by the National Quotation Bureau, Incorporated, as the case may be, on the day on which the Option is granted or on the day on which a determination of fair market value is required under the Sixth Amended Plan, or, if there is no trading or closing price on that day, the closing price on the most recent day preceding the day for which such prices are available.

(b)   Nonstatutory Stock Options. The Board or Committee may grant Options under the Sixth Amended Plan which are not intended to meet the requirements of Section 422 of the Code, as well as Options which are intended to meet the requirements of Section 422 of the Code, but the terms of which provide that they will not be treated as Incentive Stock Options (referred to herein as a “Nonstatutory Stock Option”). Nonstatutory Stock Options which are not intended to meet these requirements shall be subject to the following terms and conditions:

(i)    A Nonstatutory Stock Option may be granted to any person eligible to receive an Option under the Sixth Amended Plan pursuant to Section 5 hereof.

(ii)   Persons eligible to receive Nonstatutory Stock Options pursuant to Section 6 hereof are granted Options automatically under the Sixth Amended Plan, without any determination by the Board or Committee.

(iii)  Subject to the price provisions of Section 6 hereof, the option price of the shares subject to a Nonstatutory Stock Option shall be determined by the Board or Committee, in its absolute discretion, at the time of the grant of the Nonstatutory Stock Option.

(iv)  Subject to the provisions of Section 6 hereof, a Nonstatutory Stock Option granted under the Sixth Amended Plan may be of such duration as shall be determined by the Board or Committee (not to exceed 10 years), and shall be subject to earlier termination as expressly provided in Section 11 hereof.

8.     Restricted Stock. The Board or Committee may grant shares of the Company’s Common Stock, which shares may have restrictions on transfer (the “Restricted Stock”), as follows:

(i)    Restricted Stock may be granted to any person eligible to receive Restricted Stock under the Sixth Amended Plan pursuant to Section 5 hereof.

(ii)   Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Board or Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Board or Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any award document relating to the Restricted Stock, a recipient of Restricted Stock hereunder shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Board or Committee).

(iii)  Except as otherwise determined by the Board or Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Board or Committee may provide, by rule or regulation or in any award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iv)  Restricted Stock granted under the Sixth Amended Plan may be evidenced in such manner as the Committee shall determine. The Board or Committee may require that certificates representing Restricted Stock bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and/or that the recipient deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(v)    As a condition to the grant of Restricted Stock, the Board or Committee may require that any dividends paid on a share of Restricted Stock shall be either (1) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted stock having a fair market value (as defined in Section 7(a)(vi) hereof) equal to the amount of such dividends, or (2) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (3) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of stock or other awards or investment vehicles, subject to such terms as the Board or Committee shall determine or permit the recipient to elect. Unless otherwise determined by the Board or Committee, securities distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such securities or other property has been distributed.

9.     Rights of Option Holders. The holder of any Option granted under the Sixth Amended Plan shall have none of the rights of a stockholder with respect to the shares covered by his Option until such shares shall be issued to him upon the exercise of his Option.

10.   Transferability. No Option granted under the Sixth Amended Plan or the right to receive any Restricted Stock shall be sold, assigned, pledged or otherwise transferred by the individual to whom it was granted otherwise than by will or the laws of decent and distribution, or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder and, during the lifetime of such individual, no Option shall be exercisable by any other person, but only by him.

11.   Impact on Options Due to Termination of Employment or Death.

(a)   If the employment of an employee by the Company or any subsidiary of the Company shall be terminated voluntarily by the employee or for cause, then his Options shall expire forthwith. Except as provided in subsections (b) and (c) of this Section 11, if such employment or services shall terminate for any other reason, then such Options may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (f) of this Section 11. For purposes of the Sixth Amended Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company shall be deemed to be termination of such individual’s employment other than voluntarily or for cause. For purposes of this subparagraph, an employee who leaves the employ of the Company to become an employee of a subsidiary corporation of the Company or a corporation (or subsidiary or parent corporation of the corporation) which has assumed the Option of the Company as a result of a corporate reorganization, shall not be considered to have terminated his employment. For purposes of this subparagraph, an employee holding Nonstatutory Stock Options who leaves the employ of the Company and becomes a consultant or advisor to the Company (or subsidiary or parent corporation of the corporation) or a corporation (or subsidiary or parent corporation of the corporation) which has assumed the Option of the Company as a result of a corporate reorganization, shall not be considered to have terminated his employment.

(b)   If the holder of any Options under the Sixth Amended Plan dies (i) while employed by the Company or a subsidiary of the Company, or (ii) within three (3) months after the termination of his employment or services other than voluntarily by the employee or for cause, then such Options may, subject to the provisions of subparagraph (f) of this Section 11, be exercised by the estate of the employee or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such employee at any time within one (1) year after such death.

(c)   If the holder of any Options under the Sixth Amended Plan ceases employment because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or a subsidiary of the Company, then such Options may, subject to the provisions of subparagraph (f) of this Section 11, be exercised at any time within one (1) year after his termination of employment due to this disability.

(d)   If the services of a Director who is not an employee of the Company shall be terminated by the Company for cause, then his Options shall expire forthwith. If such services shall terminate for any other reason (including the death or disability of such Director), he shall resign as a director of the Company or his term shall expire, then such Options may be exercised at any time within one (1) year after such termination, subject to the provisions of subparagraph (f) of this Section 11. In the event of the death of a Director who is not an employee of the Company, his Options may be exercised by his estate or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such Director at any time within one (1) year after such death.

(e)   Upon the death of any consultant or advisor to the Company or any of its subsidiaries, who is granted any Options hereunder, such Options may, subject to the provisions of subparagraph (f) of this Section 11, be exercised by the estate of such person or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such person at any time within one (1) year after such death.

(f)    An Option may not be exercised pursuant to this Section 11 except to the extent that the holder was entitled to exercise the Option at the time of termination of employment, termination of directorship, or death, and in any event may not be exercised after the expiration of the Option.

(g)   For purposes of this Section 11, the employment relationship of an employee of the Company or of a subsidiary corporation of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence (such as temporary employment by the Government) if such leave does not exceed ninety (90) days, or, if longer, so long as his right to re-employment is guaranteed either by statute or by contract.

12.   Exercise of Options.

(a)   Unless otherwise provided in the Stock Option Agreement, any Option granted under the Sixth Amended Plan shall be exercisable in whole at any time, or in part from time to time, prior to expiration. The Board or Committee, in its absolute discretion, may provide in any Stock Option Agreement that the exercise of any Option granted under the Sixth Amended Plan shall be subject (i) to such condition or conditions as it may impose, including but not limited to, a condition that the holder thereof remain in the employ or service of the Company or a  subsidiary corporation of the Company for such period or periods of time from the date of grant of the Option, as the Board or Committee, in its absolute discretion, shall determine; and (ii) to such limitations as it may impose, including, but not limited to, a limitation that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000). In addition, in the event that under any Stock Option Agreement the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds One Hundred Thousand Dollars ($100,000), the Board or Committee may, when shares are transferred upon exercise of such Options, designate those shares which shall be treated as transferred upon exercise of an Incentive Stock Option and those shares which shall be treated as transferred upon exercise of a Nonstatutory Stock Option.

(b)   An Option granted under the Sixth Amended Plan shall be exercised by the delivery by the holder thereof to the Company at its principal office (attention of the Secretary) of written notice of the number of shares with respect to which the Option is being exercised. Such notice shall be accompanied by payment of the full option price of such shares, and payment of such option price shall be made by the holder’s delivery of his check payable to the order of the Company; provided, however, that notwithstanding the foregoing provisions of this Section 12 or any other terms, provisions or conditions of the Sixth Amended Plan, at the written request of the Recipient and upon approval by the Board of Directors or the Committee, shares acquired pursuant to the exercise of any Option may be paid for in full at the time of exercise by the surrender of shares of Common Stock of the Company held by or for the account of the Recipient at the time of exercise to the extent permitted by subsection (c)(5) of Section 422 of the Code and, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to the extent permitted by Section 16(b) of the Exchange Act and the Rules of the Securities and Exchange Commission, without liability to the Company. In such case, the fair market value of the surrendered shares shall be determined by the Board or Committee as of the date of exercise in the same manner as such value is determined upon the grant of an Incentive Stock Option.

13.   Adjustment upon Change in Capitalization.

(a)   In the event that the outstanding Common Stock of the Company is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or other increases or reductions of the number of outstanding shares of Common Stock of the Company, an appropriate adjustment shall be made by the Board or Committee in the aggregate number of shares available under the Sixth Amended Plan and in the number of shares of Restricted Stock and the number of shares and option price per share subject to outstanding Options.

(b)   In the event of the recapitalization, merger or consolidation of the Company with or into another corporation or a sale or exchange of all or substantially all of the Company’s assets, the holder of an Option or Restricted Stock (a “Recipient”) shall be entitled to receive such securities or other property of such other corporation with or into which the Company shall have been merged or consolidated, or the cash or other property paid upon the sale or exchange of all or substantially all of the Company’s assets (but in the case of an Option, only upon payment of the Exercise Price), as the Recipient would have received if immediately prior to such recapitalization, merger, consolidation or sale or exchange of assets, in the case of an Option, he had exercised his Option in full, whether or not then vested, and paid for and received the Common Stock, and in the case of Restricted Stock, all of the conditions of vesting thereof had been met; provided, however, that in such event the Board or Committee shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option granted hereunder from being disqualified as an “incentive stock option” under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

(c)   In the case of an Option, any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

14.   Further Conditions of Exercise of Options and Issuance of Restricted Stock.

(a)   Unless prior to the exercise of an Option or the vesting of Restricted Stock the shares issuable upon the exercise of such Option or the shares issued as Restricted Stock, as the case may be, have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Recipient shall provide the Company with a written representation to the effect that such shares are being acquired for investment and not with a view to the resale or distribution thereof (or such other documentation as may be required by the Company), unless in the opinion of counsel to the Company such representation or documentation is not necessary to comply with the Securities Act.

(b)   The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualifications and compliance.

15.   Effectiveness of the Plan. The Company’s 1996 Stock Option Plan was originally adopted by the Board of Directors on August 1, 1996 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on September 25, 1996. The Amended Plan was adopted by the Board of Directors on June 24, 1997 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on August 25, 1997. The Second Amended Plan was adopted by the Board of Directors on July 20, 1999 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on September 21, 1999. The Third Amended Plan was adopted by the Board of Directors on July 6, 2000 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on September 12, 2000. The Fourth Amended Plan was adopted by the Board of Directors on June 11, 2002 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on August 15, 2002. The Fifth Amended Plan was adopted by the Board of Directors on August 2, 2004 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on September 21, 2004. The Sixth Amended Plan was adopted by the Board of Directors on August 8, 2005 and approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company on September 14, 2005.

16.   Termination, Modification and Amendment.

(a)   The Sixth Amended Plan (but not securities previously granted under the Sixth Amended Plan) shall terminate on September 25, 2006, which is within ten (10) years from the date of the adoption of the original 1996 Stock Option Plan by the shareholders of the Company, or sooner as hereinafter provided, and no Option or Restricted Stock be granted after termination of the Sixth Amended Plan.

(b)   The Sixth Amended Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose.

(c)   The Board of Directors may at any time, on or before the termination date referred to in Section 16(a) hereof, terminate the Sixth Amended Plan, or from time to time make such modifications or amendments to the Sixth Amended Plan as it may deem advisable; provided, however, that the Board of Directors shall not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose, “materially amend” (as defined by Nasdaq) the Sixth Amended Plan, including increasing (except as provided by Section 13 hereof) the maximum number of securities which may be granted or changing the designation of the employees or class of employees eligible to receive Options and/or Restricted Stock.

(d)   No termination, modification or amendment of the Sixth Amended Plan, may without the consent of the Recipient, adversely affect the rights conferred by the granted Option or Restricted Stock.

17.   Not a Contract of Employment. Nothing contained in the Sixth Amended Plan or in any award agreement executed pursuant hereto shall be deemed to confer upon any Recipient any right to remain in the employ or service of the Company or a subsidiary corporation of the Company.

18.   Use of Proceeds. The proceeds from the exercise of Options granted under the Sixth Amended Plan shall constitute general funds of the Company.

19.   Indemnification of Board of Directors or Committee. In addition to such other rights of indemnification as they may have, the members of the Board of Directors or the Committee, as the case may be, shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Sixth Amended Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the member or members of the Board of Directors or the Committee, as the case may be, shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such member or members undertake to defend the same on their own behalf.

20.   Definitions. For purposes of the Sixth Amended Plan, the terms “parent corporation” and “subsidiary corporation” shall have the same meanings as set forth in Sections 425(e) and 425(f) of the Code, respectively, and the masculine shall include the feminine and the neuter as the context requires.

21.   Governing Law. The Sixth Amended Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the law of the State of New York.

Traffix, Inc.

Proxy for Annual Meeting of Stockholders to be held September 14, 2005

Know all men by these presents, that the undersigned hereby constitutes and appoints Jeffrey L. Schwartz and Andrew Stollman and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Traffix, Inc., standing in the name of the undersigned at the close of business on August 12, 2005, at the Annual Meeting of Stockholders of the Company to be held on September 14, 2005 at the Company’s Executive Offices, One Blue Hill Plaza, Pearl River, New York, 9:30 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

This proxy is solicited by the Board of Directors of the Company.

☒ Please mark your votes as this example
1.	Election of Directors	For ☐	Against ☐
Nominees are: Jeffrey L. Schwartz, Andrew Stollman, Murray L. Skala, Edwin A. Levy, Lawrence Burstein, Mark Gutterman and Robert Machinist
(Instruction: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Approval of appointment of PricewaterhouseCoopers LLP as the Company’s auditors.
		For ☐	Against ☐	Abstain ☐

(Continued and to be signed on the reverse side.)

3.

To ratify and approve the Company’s Sixth Amended and Restated 1996 Employee Incentive Plan, f/k/a Employee Stock Option Plan, amending the Company’s Fifth Amended and Restated 1996 Stock Option Plan to allow for the issuance of restricted shares of the Company’s common stock thereunder.

	For ☐	Against ☐	Abstain ☐
4.

In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

	For ☐	Against ☐	Abstain ☐

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above. Number of shares owned by undersigned                                   .

Signature(s):	Date:	Signature(s):	Date:

IMPORTANT: Please sign exactly as your names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.